Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements:

1) Registration Statements on Form S-3 (333-131307 and 333-139976)

2) Registration Statements on Form S-8 (33-60826, 33-60824, 3381602, 33-81600, 33-87972, 333-30181, 333-80681, 333-60293, 333-66254, 333-97019, 333-107581, 333-116951 and 333-135266)

of our reports dated February 20, 2007, with respect to the financial statements of Vical Incorporated, Vical management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vical Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

San Diego, California

February 20, 2007